                                                                     Exhibit (i)



                           [GE INVESTMENTS LETTERHEAD]

                                                                   April 2, 1990

Trustees of Elfun Trusts
3003 Summer Street
P.O. Box 7900
Stamford, Connecticut 06904

Gentlemen:

     I have examined the Elfun Trusts' Trust Agreement, as amended and restated August 15, 1972, and as further amended on June 18, 1974, July 18, 1978 and July 1, 1989, a specimen of the Elfun Trusts' Certificate and a specimen of the Statement of Account to be issued under and pursuant to said Trust Agreement. I am of the opinion that Elfun Trusts' Certificates in the form of the specimen, when duly executed by the Unitholder Servicing Agent on behalf of the Trustees and delivered to the Unitholders subscribing therefor against payment therefor as provided in said Trust Agreement, will be valid and legally issued obligations of Elfun Trusts and that the Units represented thereby will be fully paid and not liable to further assessment. I am of the further opinion that Statements of Account in the form of the specimen, when duly issued by the Unitholder Servicing Agent on behalf of the Trustees and delivered to the Unitholders subscribing for Elfun Trusts' Units against payment therefor as provided in said Trust Agreement, will adequately evidence the Unitholders' ownership of such Units and fully entitle the Unitholders, at their election, to have issued to them Elfun Trusts' Certificates for the number of Units specified in such Statement.

     I consent to the use of this opinion in connection with the Post-Effective Amendment No. 41 to Registration Statement on Form N-1A, File No. 2-21301, to be filed by Elfun Trusts with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and consent that a copy of this opinion be filed as Exhibit E to such Amendment.



                                         Very truly yours,

                                         /s/ Alan M. Lewis
                                         -----------------------------------
                                         Alan M. Lewis